EXHIBIT 99

  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000



        May  7, 1996,  Houston, Texas.....Reading  & Bates  Corporation (RB-
  NYSE) announced today that it has submitted a letter to the members of the board of directors of Transocean ASA setting out revised terms of its previously announced proposal regarding a business combination between
  Transocean and Reading & Bates. Under the revised terms, each of Transocean's stockholders would be entitled to receive 1.28, instead of 1.245, shares of Reading & Bates common stock for each share of Transocean common stock. The text of the letter is attached to this press release.

  Paul B. Loyd, Jr., the Company's Chairman, President and CEO said, "We believe the revised terms of our previously announced proposal are demonstrably better than the competing terms and represent a transaction that would clearly be in the best interests of Transocean's shareholders, employees and customers."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

  QUOTE

  May 7, 1996


  VIA TELEFAX 011-47-51-69-69-89

  Members of the Board of Directors
  Transocean ASA
  Plattformveien 2-4
  P.O. Box:  65
  4056 Tananger
  Norway

  Gentlemen:

  Reference is made to the prior discussions between the senior representatives of Transocean ASA and Reading & Bates Corporation with respect to a possible business combination between the two companies. As you know, we have had extensive meetings with your senior management and certain designated board members in this regard.

  We continue to believe that Reading & Bates and Transocean represent an ideal industrial combination, and one that is far better than the available alternatives. In particular, the two combined companies would field a North Sea fleet of 14 semis, five of which would be fourth generation rigs. This combination of assets in the North Sea would give the combined companies the ability to provide the maximum service potential to the major oil company clients of both companies. As you know, the harsh environment of the North Sea is the appropriate operating arena for both companies' high quality rigs because, unlike the Gulf of Mexico or West Africa, lower specification units cannot be readily upgraded for the North Sea's harsh environment.

  It is also important to note that the combined North Sea operations offer significantly improved employment and promotional opportunities for the employees of both companies. The JACK BATES will commence operations in the North Sea in early 1997 and RIG 42 will commence operations shortly. In addition, as announced in our press release of May 6, 1996 (a copy of which is attached) Reading & Bates expects to commence managing the HENRY GOODRICH later this year under a long term contract from BP. These developments should result in a net gain in employment resulting from the combination of the two companies, rather than the more normal reductions in force. Besides the crucial importance of the combined North Sea operations, both companies' organizations in general are a natural professional and technical strategic fit. Further, the combined company would consist of a fleet which would make it the most important high specification semi provider in the world and in particular the North Sea market.

  We were disappointed to see the results of our recent discussions culminate with Transocean's announcement of a letter of intent for a combination with Sonat Offshore. We believe that this result is inconsistent with what we understood to be the objective of Transocean, namely to obtain the best available transaction for Transocean's stockholders, employees and customers. We feel our proposal, discussed with your representatives in London on Wednesday May 1, 1996, represented better economic value to Transocean's shareholders, creates improved employment opportunities for Transocean's work forces and results in an improved strategic fit which would substantially benefit Transocean's customers. Nevertheless, we are prepared to improve the terms of our prior proposal, and accordingly we submit for your consideration revised terms of a combination of our two companies. The revised terms have been approved by Reading & Bates' board of directors and are set out below:

        Reading & Bates will organize a new Delaware holding company ("Holdingco"). Each outstanding share of Reading & Bates common stock will be converted into one share of Holdingco common stock. Holdingco will offer 1.28 shares of Holdingco common stock for each share of Transocean stock through an exchange offer. These terms are subject to the tender of at least 90% of Transocean's shares which are not withdrawn prior to acceptance, to the approval of Reading & Bates' stockholders and other customary conditions.

        Further, Reading & Bates remains willing to discuss additional terms in the context of the negotiation of a definitive agreement between our respective companies with respect to such a combination.

  We believe the revised terms are demonstrably in the best interests of Transocean's stockholders. In addition to offering tax advantages to your stockholders, a stock for stock exchange is the most efficient method of ensuring that your stockholders receive the maximum value created by a combination of our two companies.

  During discussions between our respective companies, Transocean's senior management mentioned the three constituencies that needed to be addressed by any combination that Transocean might undertake: shareholders, employees, and customers. We feel our proposal achieves highest value for each because, respectively, it: 1) provides higher economic value; 2) provides for greater employment opportunities; 3) creates the most capable high specification semi company in the industry.

  We trust that, consistent with your obligations to Transocean's stockholders, you will not take any actions, such as a lock-up or break-up fee, that would impede Reading & Bates' ability to submit our proposal to Transocean's stockholders so they may give it due consideration.

  In accordance with disclosure requirements in the U. S. A., we are issuing a press release setting forth the material terms and conditions of this letter.

  We ask you carefully to review and consider the revised terms set out above. We would prefer to proceed on the basis of a transaction that is recommended by Transocean's board of directors to its stockholders. However, in any event we intend to proceed with our proposal.

  Thank  you for  your past  and future  cooperation.   We  look forward  to
  working with you to achieve a combination of Transocean and Reading & Bates for the mutual benefit of both of our shareholder groups.


                                      Very truly yours,


                                      Paul B. Loyd, Jr.
                                      Chairman and Chief
                                       Executive Officer

  PBL:hi

  Distribution:

        Board of Directors:

              Kristian Siem
              Geir Aune
              Einar Kloster
              Fridtjof Lorentzen
              Jan-Aksel Torgersen

        Employee Representatives:

              John M. Fjose
              Jostein Rasmussen
              Per Inge Grimsmo

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